Deer Consumer Products, Inc. Announces $20 Million Stock Buyback, Raises 2010 Earnings Guidance, Provides Business Updates

Deer Reports Absolutely No Signs of Consumer Buying Slowdown in the Chinese Domestic Markets for Deer Products

NEW YORK, May 17, 2010 /PRNewswire-FirstCall/ --Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/), one of the world's largest vertically integrated designers and ODM/OEM manufacturers of home and kitchen electronics marketing to both global and China domestic consumers, announced today the following updates:

$20 Million Share Buyback:

Deer has initiated a stock buyback program, which allows the Company to purchase from time to time in open market transactions, up to $20 million worth of Deer common stock. As of Q1/2010, Deer had more than $75 million in cash (or $2.31 per share in cash) without any long term debts or bank credit needs.

“In light of Deer’s current low valuation for reasons totally irrelevant to our fundamentals, and with our common stock trading at 3 times cash and an estimated mid-single-digit 2010 P/E (price to earnings) multiples, Deer feels strongly about taking proactive actions in enhancing shareholder value. Deer has sufficient cash on hand to fund both the share buyback program and grow our business,” commented Mr. Bill He, Chairman & CEO of Deer.

Deer’s management currently owns approximately 50% of the Company’s entire shares outstanding. All of these management-controlled shares are locked up for 3 years and are restricted from selling to the public market prior to January 2013. Deer management believes its interests are totally aligned with those of the Company’s public shareholders.

Business Updates:

“We see absolutely no signs of a consumer buying slowdown in the high margin Chinese markets for Deer’s products. Our sales tend to grow along with China’s consumer disposal income growth which has been outstanding. Our products are not highly expensive items, such as real estate or automobile investments. Therefore, wealthier Chinese consumers can easily make purchase decisions for Deer products that make their busy lifestyles far more convenient. Deer has a growing presence at two of China’s largest retailers, which collectively represent 8% of China’s total retail electronics sales. Deer is also progressing very well in deepening our sales channels and marketing to the remaining 92% of China’s broader retail space. We are excited and highly positive about our markets and outlook,” said Mr. Bill He.

Deer Raises 2010 Revenues and Earnings Guidance:

“Deer is currently experiencing strong domestic and global sales. Deer’s robust existing and new order flow pipelines will likely result in higher than anticipated earnings growth. We are comfortable with raising Deer’s 2010 earnings guidance to approximately $26 million in net income on revenues of approximately $160 million, with significant growth anticipated in our seasonally strong second half of 2010. We see little execution risk in achieving and potentially exceeding these new earnings growth targets,” concluded Mr. Bill He.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/) is a NASDAQ Global Select Market listed U.S. registered public company headquartered in China. Managed by the Company’s founders, Deer has a 15-year operating business as well as a strong balance sheet. Supported by more than 103 patents, trademarks, copyrights and approximately 2,000 company-trained seasonal and full time staff, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make today's lifestyles simpler and healthier. With more than 100 global clients/branded products such as Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mart, and rapidly expanding China domestic market footprint, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
Corporate Contact:
Ms. Helen Yongmei Wang
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
Email: investors@deerinc.com